EXHIBIT 1A-11

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Offering Circular on Form 1-A of our Report of Independent Registered Public Accounting Firm dated February 23, 2024, relating to the financial statements of Discount Print USA, Inc. as of, and for the years ended June 30, 2023 and 2022.  Our report included an explanatory paragraph and critical audit matter regarding the Company’s ability to continue as a going concern.

Very truly yours,

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah
a dba of Heaton & Company, PLLC
Farmington, Utah

Dated: October 23, 2024